Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156603
PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 30, 2009)

500,000 Shares of Common Stock
Series M Warrants to Purchase 325,000 Shares of Common Stock
325,000 Shares of Common Stock Underlying the Series M Warrants

We are offering 500,000 shares of our common stock (the “Shares”), warrants to purchase 325,000 shares of our common stock at an exercise price of $0.81 per share (the “Series M Warrants” and together with the Shares the “Units”), and 325,000 shares of common stock underlying the Series M Warrants.  Each Unit consists of one share of common stock and a Series M Warrant to purchase 0.65 of a share of common stock at a purchase price of $0.80 per Unit.  The Series M Warrants are exercisable beginning six months after their issuance date and thereafter remain exercisable for a period of five years. Concurrently with the issuance of the Units, we have agreed to amend the provisions of the outstanding Series L Warrants we issued on August 16, 2011, such that the exercise price of the Series L Warrants is reduced to $0.81 per share.  In addition, each of the Series L Warrants is modified so that it is (i) not exercisable for six months from the closing of the initial sale of the Units, and (ii) the expiration date of the warrant is extended such that the warrant is exercisable for five years from the delayed initial exercise date.  The outstanding Series L Warrants represent the right to purchase up to an aggregate of 643,564 shares of our common stock.

Our common stock is listed on the NASDAQ Capital Market under the ticker symbol “WEST.”  On September 29, 2011, the last reported sale price of our common stock was $0.82 per share.

As of September 27, 2011, there were 11,379,674 shares of our common stock held by non-affiliates.  Based on the $1.58 per share closing price of our common stock on July 28, 2011, the aggregate market value of our outstanding common equity pursuant to General Instruction I.B.6 of Form S-3 was $17,979,885. The value of all securities we have offered pursuant to that Instruction in the last 12 calendar months (including those offered hereby) is $5,762,332.

Our business and an investment in our securities involves risks.  These risks are described under the caption “Risk Factors” beginning on page S-3 of this prospectus supplement and page 6 of the accompanying prospectus.

We are offering the Units directly to an institutional accredited investor.  There are no placement agents purchasing or selling any of the Units or underlying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement and the accompanying prospectus.  Any representation to the contrary is a criminal offense.

September 30, 2011

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You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein.  We have not authorized anyone to provide you with information different from or in addition to that contained in this prospectus supplement, the accompanying prospectus or the documents incorporated or deemed incorporated by reference herein or therein.  We are not making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein is complete and accurate as of their respective dates, and may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC.  This prospectus supplement describes the specific details regarding this offering, including the price, the amount of Units being offered and the risks of investing in our securities.  The accompanying prospectus provides general information about us, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering.  If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.  You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the accompanying prospectus in the section entitled “Where You Can Find Additional Information.”  The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the SEC may automatically update and supersede this information.

PROSPECTUS SUPPLEMENT SUMMARY

The items in the following summary are described in more detail in this prospectus supplement, the accompanying prospectus and in the documents incorporated or deemed incorporated by reference herein or therein.  This summary provides an overview of selected information and does not contain all of the information that you should consider before investing in the units subject to this offering.  Therefore, you should also read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein.  All references to “Westinghouse Solar,” “Akeena Solar,” “the Company,” “we,” “us,” “our,” and similar terms refer to Westinghouse Solar, Inc. and its subsidiaries on a consolidated basis.

Overview

We are a designer and manufacturer of solar power systems and solar panels with integrated microinverters (which we call AC solar panels). Our products are designed for use in solar power systems for residential and commercial rooftop customers. We design, market and sell these solar power systems to solar installers, trade workers, major homebuilders and do-it-yourself customers in the United States and Canada through distribution partnerships, our dealer network and retail home improvement outlets. We source our components (such as solar panels and inverters) from manufacturers such as Suntech Power Holdings Co. Ltd. (“Suntech”), Light Way Green New Energy Co., Ltd (“Lightway”) and Enphase Energy (“Enphase”).

Prior to September 2010, we were also in the solar power system installation business and we had completed over 4,300 solar power installations for customers in California, New York, New Jersey, Pennsylvania, Colorado and Connecticut since the commencement of our operations in 2001. According to data compiled by the California Energy Commission, the Solar Electric Power Association and the New Jersey Clean Energy Program, we had been one of the largest national integrators of residential and commercial solar electric power systems in the United States over the past four years.

As a result of our extensive installation experience, our team of engineers developed AC solar panels that have the racking, wiring, grounding and inverter built-in. We have received four U.S. patents and four international patents for our technology and we have 22 more U.S. and foreign patents pending.

Customer response to the AC solar panels was very favorable; they preferred the aesthetics, reliability, safety and performance of our integrated solar panels over ordinary solar panels. In early 2009, we closed our non-California offices on the east coast and in Colorado and began distributing our solar power systems to customers outside of California. By mid-2010, it became clear to us that the business and profit potential of the design and manufacturing business was better than that of being an installer. Thus, in September 2010, we made the strategic decision to exit our California solar panel installation business and expand our sales of solar power systems to dealers and other solar installers in California, by far the largest solar market in the United States. Our business is now focused solely on design and manufacturing activities, and sales of our solar power systems to solar installers, trade workers, major homebuilders and retailers through distribution partnerships, our dealer network and retail home improvement outlets.

We were formed as a Nevada corporation on July 29, 2005, under the name Fairview Energy Corporation, Inc., and on August 4, 2006, were reincorporated in the State of Delaware. On August 11, 2006, we consummated a reverse merger (the “Merger”) with a privately-held company called Akeena Solar, Inc. (“Akeena-Private”), pursuant to which the privately-held company, renamed Akeena Corp., became a wholly-owned subsidiary of ours and we renamed our company Akeena Solar, Inc. We had been in the development stage since our inception and had not commenced business operations prior to the Merger. Akeena-Private was incorporated in the State of California on February 23, 2001 under the name Akeena, Inc., and on June 2, 2006, was reincorporated in the State of Delaware under the name Akeena Solar, Inc. As a result of the Merger, we succeeded to Akeena-Private’s line of business as our sole line of business.

On May 17, 2010, we entered into an exclusive worldwide agreement that permits us to manufacture, distribute and market our solar panels under the Westinghouse name. On July 22, 2010, we announced that we will operate under the name “Westinghouse Solar” and, effective July 23, 2010 at the opening of the market, our stock began trading under the stock symbol “WEST” on the NASDAQ Capital Market. We formally changed our corporate name from "Akeena Solar, Inc." to "Westinghouse Solar, Inc.", effective April 6, 2011.

After the close of business on April 13, 2011, we implemented a 1-for-4 reverse stock split of our common stock.  All share numbers and per share amounts presented in this report reflect the implementation of that reverse stock split.

Corporate Information

Our corporate headquarters is located at 1475 S. Bascom Ave., Campbell, CA  95008. Our telephone number is (408) 402-9400. Additional information about Westinghouse Solar is available on our website at  http://www.westinghousesolar.com. The information on our web sites is not incorporated herein by reference.

The Offering

Securities offered by us:
• Common stock	500,000 Shares
• Series M Warrants to purchase common stock	325,000 Warrants
• Shares of common stock underlying the Series M Warrants	325,000 Warrant Shares
Common stock to be outstanding after this offering
14,942,907 Shares (including the 325,000 Warrant Shares and the 500,000 shares of common stock underlying the Units offered hereby, the 643,564 warrant shares and 990,099 shares of common stock underlying units issued on August 16, 2011 and the issuance of 686,600 shares of our common stock as a result of the conversion of 1,317 shares of Series B Preferred).

Use of proceeds	We intend to use the net proceeds for general corporate purposes. General corporate purposes may include capital expenditures, future acquisitions, working capital and repayment of debt.
Series M Warrant terms
The Series M Warrants will be exercisable beginning six months after the date of issuance, and thereafter remain exercisable through and until the date that is five years from the date of initial exercisability (that is March 28, 2017), at an exercise price of $0.81 per share of common stock.

NASDAQ Capital Market symbol	WEST
Risk factors
See “Risk Factors” and other information included in or incorporated into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

The total number of shares of common stock outstanding after this offering is based on 11,797,644 shares outstanding as of June 30, 2011 (which includes 200,422 unvested shares of restricted stock granted to our employees), and excludes:

•
shares of our common stock that are issuable upon conversion of our Series B 4% Convertible Preferred Stock (the “Series B Preferred”) - at June 30, 2011 there were 3,590 outstanding shares of Series B Preferred, then convertible into 1,795,000 shares of our common stock based on the original conversion price of $1.80 per share, and at September 27, 2011 there were 2,273 outstanding shares of Series B Preferred, convertible into 2,557,125 shares of our common stock based on an adjusted conversion price of $0.80 per share.  Since June 30, 2011, 686,600 shares of common stock have been issued upon conversion of 1,317 shares of Series B Preferred.

•	992,254 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $6.08 per share, under our stock plans;

•	3,264,000 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $5.59; and

•	2,305,980 additional shares of common stock reserved for future issuance under our 2006 Incentive Stock Plan.

As a result of the sale of the Units, (i) pursuant to the terms of the outstanding Series B Preferred, the conversion price of the Series B Preferred will be reduced from $1.01 per share of common stock to become $0.80 per share of common stock, and (ii) pursuant to the terms of the outstanding Series K Warrants to purchase 1,700,002 shares of common stock, the exercise price per share of those warrants will be reduced from $1.01 per share of common stock to become $0.80 per share of common stock.

RISK FACTORS

Risks Relating to Our Business

Investing in our securities involves a high degree of risk.  You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to purchase any shares of our units offered herein.  The risks and uncertainties described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.  If any of these risks occur, our business, financial condition or results of operations could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

We may fail to realize some or all of the anticipated benefits of our shift to a design and manufacturing business model in California and throughout North America, which may adversely affect the value of our common stock.

The success of our exit from the solar system installation business in California in September 2010, and our shift to focus exclusively on a design and manufacturing business model will depend, in large part, on our ability to successfully expand our distribution channels to include authorized dealers in California, as well as elsewhere in North America, and to accelerate the growth of our design and manufacturing business. California is the largest state in the country for solar products, accounting for approximately 50 percent of the U.S. market, and we are only beginning to develop distribution channel partners in California.

If we are not able to achieve the expansion of our design and manufacturing business and meet our revenue growth and cost reduction objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of our change in strategic focus and our restructuring may not be realized or may take longer to realize than expected, and the value of our common stock may be adversely affected.

Specifically, risks in the operations of our business in order to realize the anticipated benefits of the change to a design and manufacturing business model include, among other things:

●	failure to arrange for cost competitive manufacturing of our proprietary solar panels;
●	failure to find and develop distribution relationships with new channel partners, particularly in the California market;
●	failure to successfully manage existing distribution relationships;
●	the loss of key employees critical to the ongoing operation of our business;
●	failure to effectively coordinate sales and marketing efforts to communicate the capabilities of our company;
●	unpredictability and delays in the timing of projected distribution orders, and resulting accumulation of excess product inventory;
●	failure to focus and develop our distribution product and service offerings quickly and effectively;
●	failure to successfully develop new products and services on a timely basis that address the market opportunities; and
●	unexpected revenue attrition or delays.

In addition, the shift in our business model may result in additional or unforeseen expenses, and the anticipated cost reduction benefits may not be realized.

We are dependent upon our key suppliers for the components used in our systems and we must arrange for cost competitive manufacturing of our proprietary solar panels in order to grow our business; our suppliers are dependent upon the continued availability and pricing of silicon and other raw materials used in solar modules.

We currently obtain virtually all of our solar panels from Suntech and from Lightway, which manufacture panels for us that are built to our unique specifications. On March 25, 2011, we entered into a supply agreement with Lightway, which provides an additional source of supply for our proprietary Westinghouse solar panels and more favorable pricing, however we have just recently begun receiving product shipments from this new source of supply. We currently purchase all of the microinverters used in our AC solar panels from Enphase.  Although we believe that our commercial relationship with each of these suppliers is good, and although we had a significant amount of inventory on hand as of June 30, 2011, the sudden loss of either of our current primary component supply relationships could cause a delay in manufacturing and be disruptive to our operations.

It is critical to the growth of our revenue that our products can be offered at competitive pricing.  We believe that we will need to reduce the unit production cost of our products over time to maintain our ability to offer competitively priced products. Our ability to achieve cost reductions will depend on our ability to maintain favorable supplier contracts and to increase sales volumes so we can achieve economies of scale. We cannot provide assurance that we will be able to achieve any such production cost reductions. If we fail to negotiate better terms and maintain our relationships with these suppliers or develop new supplier relationships, we may not achieve production cost reductions necessary to competitively price our products, which could adversely affect or limit our sales and growth.

We are currently subject to market prices for the components that we purchase, which are subject to fluctuation. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our products.

Our suppliers are dependent upon the availability and pricing of silicon, one of the main materials used in manufacturing solar panels. In the past, the world market for solar panels experienced a shortage of supply due to insufficient availability of silicon. This shortage caused the prices for solar modules to increase.

Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, financial failure, or for other reasons, would adversely affect or limit our sales and growth.  There is no assurance that we will continue to find qualified manufacturers on acceptable terms and, if we do, there can be no assurance that product quality will continue to be acceptable, which could lead to a loss of sales and revenues.

We may have warranty obligations to Real Goods Solar, Inc. that could adversely affect our results of operations.

In connection with our exit from the solar system installation business in California, Real Goods Solar, Inc. (Real Goods) agreed to undertake primary, “first responder” responsibility for future warranty service obligations relating to the approximately 800 installations for SunRun that we have previously completed or will bring to completion as we transition out of the installation business (the “WS Installations”). We retain secondary warranty responsibility on the WS Installations, in the event that Real Goods fails to perform the warranty. We will reimburse Real Goods for actual warranty service work completed by Real Goods related to these “first responder” installations. Other than solar panels and inverters that are covered under the manufacturer warranty, we provided our customers for WS Installations a 5-year or a 10-year warranty. We have accrued, and included within "Liabilities of Discontinued Operations" in our condensed consolidated balance sheets for June 30, 2011 and December 31, 2010, a liability of approximately $1.2 million to cover these warranty obligations. That amount is intended to cover both the WS Installations and the Assigned Installations. The terms of the Warranty Agreements provided that we establish an escrow account as a source of funds from which to satisfy our obligation to pay Real Goods for its fees and reimburse it for its expenses for warranty work performed by it pursuant to the Warranty Agreements which are not paid to Real Goods from the company directly.  In March 2011, we entered into an Escrow Agreement with Real Goods and deposited the $200,000 into an escrow fund. The amount is reflected in long-term assets of discontinued operations in our condensed consolidated balance sheets. The escrow deposit will be released to us in the amount of $40,000, or one-fifth of the remaining escrow funds, per year after each of the fifth through the ninth anniversary of the escrow agreement. If Real Goods fails to perform under the assigned warranty coverage, or the actual warranty expenses exceed the amounts we have accrued, we could incur significant unexpected additional expenses, which would adversely affect our results of operations.

Impairment charges could reduce our results of operations.

In accordance with the provisions of Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) 350, Goodwill and Other Intangible Assets (ASC 350), we test goodwill and other intangible assets with indefinite useful lives for impairment on an annual basis, and on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value. We also assess the fair value of our inventory and other tangible assets as of the end of each reporting period.  As a result of our exit from the installation business, we impaired approximately $2.0 million for inventory, equipment and other assets no longer needed in our business. We may determine that further asset impairment charges are needed in the future. Although any such impairment charge would be a non-cash expense, further impairment of our tangible or intangible assets could materially increase our expenses and reduce our results of operations.

We are exposed to risks associated with the ongoing financial crisis and weakening global economy, which increase the uncertainty of project financing for solar installations and the risk of non-payment from customers.

The continuing tight credit markets and weak global economy are contributing to an ongoing slowdown in the solar industry, which may worsen if these economic conditions are prolonged or deteriorate further. The market for installation of solar power systems depends largely on commercial and consumer capital spending. Economic uncertainty exacerbates negative trends in these areas of spending, and may cause our customers to push out, cancel, or refrain from placing orders, which may reduce our net sales. Difficulties in obtaining capital and deteriorating market conditions may also lead to the inability of some customers to obtain affordable financing, including traditional project financing and tax-incentive based financing and home equity based financing, resulting in lower sales to potential customers with liquidity issues, and may lead to an increase of incidents where our customers are unwilling or unable to pay for systems they purchase, and additional bad debt expense for Westinghouse Solar. Further, these conditions and uncertainty about future economic conditions make it challenging for us to obtain equity and debt financing to meet our working capital requirements to support our business, forecast our operating results, make business decisions, and identify the risks that may affect our business, financial condition and results of operations. If we are unable to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, our business, financial condition or results of operations may be materially and adversely affected.

Our Andalay technology may encounter unexpected problems or may not be protectable, which could adversely affect our business and results of operations.

Our Andalay technology is relatively new and has not been tested in installation settings for a sufficient period of time to prove its long-term effectiveness and benefits. Problems may occur with Andalay products or their underlying components that are unexpected and could have a material adverse effect on our business or results of operations. We have been issued several U.S. and foreign patents that cover key claims of our Andalay solar panel technology, and we are asserting claims of infringement of our patent rights in a lawsuit. Lawsuits and re-examination proceedings in the United States or elsewhere could challenge the scope or enforceability of our patent claims. We have several other pending patent applications covering Andalay technology. Ultimately, we may not be able to realize the benefits from any patent that is issued.

Because our industry is highly competitive and has low barriers to entry, we may lose market share to larger companies that are better equipped to weather a decline in market conditions due to increased competition.

Our industry is highly competitive and fragmented, is subject to rapid change and has low barriers to entry. Competition in the solar power services industry may increase in the future, partly due to low barriers to entry, as well as from other alternative energy sources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

Our profitability depends, in part, on our success and brand recognition and we could lose our competitive advantage if we are not able to protect our trademarks and patents against infringement, and any related litigation could be time-consuming and costly.

We believe that the “Westinghouse” name has significant value and recognition in the North American market, and that our “Andalay” brand has gained substantial recognition by customers in certain geographic areas. We have registered the “Andalay” trademark with the United States Patent and Trademark Office. Use of our trademarks or similar trademarks by competitors in geographic areas in which we have not yet operated could adversely affect our ability to use or gain protection for our brand in those markets, which could weaken our brand and harm our business and competitive position. In addition, any litigation relating to protecting our trademarks and patents against infringement could be time consuming and costly.

The success of our business depends on the continuing contributions of Barry Cinnamon and other key personnel who may terminate their employment with us at any time, and we will need to hire additional qualified personnel.

We rely heavily on the services of Barry Cinnamon, our Chief Executive Officer, as well as several other management personnel. Loss of the services of any such individuals would adversely impact our operations. In addition, we believe our technical personnel represent a significant asset and provide us with a competitive advantage over many of our competitors and that our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled financial, engineering, technical and managerial personnel. None of our key personnel are party to any employment agreements with us and management and other employees may voluntarily terminate their employment at any time. We do not currently maintain any “key man” life insurance with respect to any of such individuals.

If we are unable to attract, train and retain highly qualified personnel, the quality of our services may decline and we may not successfully execute our internal growth strategies.

Our success depends in large part upon our ability to continue to attract, train, motivate and retain highly skilled and experienced employees, including technical personnel. Qualified technical employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. While we currently have available technical expertise sufficient for the requirements of our business, expansion of our business could require us to employ additional highly skilled technical personnel. We expect competition for such personnel to increase as the market for solar power systems expands.

There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to secure and complete customer engagements and could harm our business.

Unexpected warranty expenses or service claims could reduce our profits.

We maintain a warranty reserve on our balance sheet for potential warranty or service claims that could occur in the future. This reserve is adjusted based on our ongoing operating experience with equipment and installations. It is possible, perhaps due to bad supplier material or defective installations, that we would have actual expenses substantially in excess of the reserves we maintain. Our failure to accurately predict future warranty claims could result in unexpected profit volatility.

Risks Relating to Our Industry

We have experienced technological changes in our industry. New technologies may prove inappropriate and result in liability to us or may not gain market acceptance by our customers.

The solar power industry (and the alternative energy industry, in general) is subject to technological change. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. If we adopt products and technologies that are not attractive to consumers, we may not be successful in capturing or retaining a significant share of our market. In addition, some new technologies are relatively untested and unperfected and may not perform as expected or as desired, in which event our adoption of such products or technologies may cause us to lose money.

A drop in the retail price of conventional energy or non-solar alternative energy sources may negatively impact our profitability.

We believe that an end customer’s decision to purchase or install solar power capabilities is primarily driven by the cost and return on investment resulting from solar power systems. Fluctuations in economic and market conditions that affect the prices of conventional and non-solar alternative energy sources, such as decreases in the prices of oil and other fossil fuels, could cause the demand for solar power systems to decline, which would have a negative impact on our profitability. Changes in utility electric rates or net metering policies could also have a negative effect on our business.

Existing regulations, and changes to such regulations, may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products and services.

New government regulations or utility policies pertaining to solar power systems are unpredictable and may result in significant additional expenses or delays and, as a result, could cause a significant reduction in demand for solar energy systems and our services. For example, there currently exist metering caps in certain jurisdictions which effectively limit the aggregate amount of power that may be sold by solar power generators into the power grid.

Our business depends on the availability of rebates, tax credits and other financial incentives; reduction, elimination or uncertainty of which would reduce the demand for our products and services.

Many states offer incentives to offset the cost of solar power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (RECs). Moreover, the federal government currently offers a 30% tax credit for the installation of solar power systems. Businesses may also elect to accelerate the depreciation on their system over five years. Uncertainty about the introduction of, reduction in or elimination of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to our customers, resulting in significant reductions in demand for our services, which would negatively impact our sales.

If solar power technology is not suitable for widespread adoption or sufficient demand for solar power products does not develop or takes longer to develop than we anticipate, our sales would decline and we would be unable to achieve or sustain profitability.

The market for solar power products is emerging and rapidly evolving, and its future success is uncertain. Many factors will influence the widespread adoption of solar power technology and demand for solar power products, including:

●	cost effectiveness of solar power technologies as compared with conventional and non-solar alternative energy technologies;
●	performance and reliability of solar power products as compared with conventional and non-solar alternative energy products;
●	capital expenditures by customers that tend to decrease if the U.S. economy slows; and
●	availability of government subsidies and incentives.

 If solar power technology proves unsuitable for widespread commercial deployment or if demand for solar power products fails to develop sufficiently, we would be unable to generate enough revenue to achieve and sustain profitability. In addition, demand for solar power products in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate.

Risks Relating to our Common Stock

If our shareholder’s equity falls below $2.5 million or if the trading price of our common stock remains below $1 per share or we fail to satisfy any other listing criteria, our common stock could be delisted from the NASDAQ Capital Market.

We must meet NASDAQ’s continuing listing requirements in order for our common stock to remain listed on the NASDAQ Capital Market. The listing criteria we must meet include, but are not limited to, a minimum bid price for our common stock of $1.00 per share and a minimum shareholders’ equity of $2.5 million. Effective after the close of business on April 13, 2011, we implemented a reverse split of our common stock at a ratio of 1-for-4.  As a result of the reverse stock split, since April 14, 2011 our common stock then traded above $1 per share. However, as of March 31, 2011, we had approximately $2.2 million of shareholders’ equity and, as of June 30, 2011, our shareholders’ equity was $1.1 million. Failure to meet NASDAQ’s continued listing criteria may result in the delisting of our common stock on the NASDAQ Capital Markets.

On July 13, 2011, we received a written notification (the “Staff Determination”) from the Listing Qualifications Department of The NASDAQ Stock Market stating that our common stock was subject to delisting from The NASDAQ Stock Market because our stockholders’ equity was less than $2.5 million as required by the listing rules. On August 25, 2011, we had a hearing before The NASDAQ Hearings Panel (the “Panel”) to review the Staff Determination. At the hearing, we presented a plan to regain compliance, and requested that the Panel allow us additional time within which to regain compliance.

On September 27, 2011, we received a letter from The NASDAQ Stock Market notifying us that the Panel granted our request that our common stock remain listed on the NASDAQ Stock Market, subject to the following conditions:

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Stockholders’ Equity Requirement .  On or before November 14, 2011, we must (i) file with the Securities and Exchange Commission a quarterly report on Form 10-Q for the quarter ended September 30, 2011, which reflects that our stockholders’ equity is in excess of $2.5 million, and (ii) provide the Panel with updated projections showing continued compliance with the stockholders’ equity rule through 2011.

•
Hearings Panel Monitoring .  Until March 30, 2012, we will be under an obligation to notify a Hearings Panel Monitor, designated by the Panel, in the event (i) our stockholders’ equity falls below $2.5 million, or (ii) we fall out of compliance with any other applicable listing requirement. Should we not maintain compliance with the stockholders’ equity requirement and we do not qualify for listing under an alternative to such rule during the monitoring period, the Hearing Panel Monitor will promptly conduct a hearing with respect to such deficiency, and we may be subject to delisting on a more expedited basis than would otherwise be the case.

In order to comply with the terms of this exception, we must be able to demonstrate compliance with all requirements for continued listing on The NASDAQ Stock Market. In the event we are unable to do so, our securities may be delisted from The NASDAQ Stock Market.

A delisting from the NASDAQ Capital Market would make the trading market for our common stock less liquid, and would also make us ineligible to use Form S-3 to register the sale of shares of our common stock or to register the resale of our securities held by certain of our security holders with the SEC, thereby making it more difficult and expensive for us to register our common stock or other securities and raise additional capital.

Our stockholders may be diluted by the conversion of our Series B Preferred Stock and the exercise of warrants; in the event we have a “change of control” or if we fail to comply with the terms of the Series B Preferred Stock, we may be in default and face demands for redemption and significant penalties.

On February 17, 2011, we entered into a Securities Purchase Agreement with accredited investors, pursuant to which we sold to such investors our Series B 4% Convertible Preferred (“Series B Preferred”), which is initially convertible into an aggregate of 2,000,000 of our common stock at an initial conversion price of $1.80 per share, and our Series K Warrants that are initially exercisable for an aggregate of 1,700,002 shares of our common stock at an exercise price of $2.40 per share, subject to future adjustment for various events. As a result of the sale of the Units, (i) pursuant to the terms of the outstanding Series B Preferred, the conversion price of the Series B Preferred will be reduced from $1.01 per share of common stock to become $0.80 per share of common stock, and (ii) pursuant to the terms of the outstanding Series K Warrants to purchase 1,700,002 shares of common stock, the exercise price per share of those warrants will be reduced from $1.01 per share of common stock to become $0.80 per share of common stock. The conversion price of the Series B Preferred is subject to adjustment downward in the event that (i) we sell common stock (or securities convertible into or exercisable for shares of common stock) at an effective price below the conversion price of the Series B Preferred, and/or (ii) the market price of our common stock at the one-year anniversary of these transaction is below the then effective conversion price of the Series B Preferred.  If these price adjustment provisions are triggered, then the number of shares of common stock issuable upon conversion of the Series B Preferred may be subject to increase, and the exercise price of the Series K Warrants is subject to decrease.  When the investors convert or exercise these securities, our stockholders may experience dilution in the net tangible book value of their common stock. In addition, the sale or availability for sale of the underlying shares in the marketplace could depress our stock price. We have agreed to register for resale all of the underlying shares of common stock relating to the Series B Preferred and the Series K Warrants.  Upon registration, the investors could resell the underlying shares immediately upon issuance, which may result in significant downward pressure on the market price of our stock.

In addition, the terms of our Series B Preferred include various agreements and negative covenants on our part.  In the event we fail to comply with those provisions, or if a “change of control” of the Company occurs, it could constitute a “triggering event” (as defined in the Certificate of Designation which designates the rights of the Series B Preferred), and the holders of our Series B Preferred could then demand that all of the outstanding shares of Series B Preferred be redeemed for cash, or under certain circumstances, for shares of our common stock.  Any such demand for redemption in cash could have a material adverse affect on our financial position and liquidity, and any demand for redemption in stock could have a material dilutive effect for our stockholders. In addition, in such event the dividend rate on our outstanding Series B Preferred is subject to increase to 18% per annum thereafter.

Our stock price may be volatile, which could result in substantial losses for investors.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

●	technological innovations or new products and services by us or our competitors;
●	announcements or press releases relating to the energy sector or to our business or prospects;
●	additions or departures of key personnel;
●	regulatory, legislative or other developments affecting us or the solar power industry generally;
●	our ability to execute our business plan;
●	operating results that fall below expectations;
●	volume and timing of customer orders;
●	industry developments;
●	economic and other external factors; and
●	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also significantly affect the market price of our common stock.

Risks Relating to Our Company

Our Chief Executive Officer, Barry Cinnamon, beneficially owns a significant number of shares of our common stock, which gives him significant influence over decisions on which our stockholders may vote and which may discourage an acquisition of the Company.

Barry Cinnamon, our Chief Executive Officer, beneficially owns, in the aggregate, approximately 13.6% of our outstanding common stock as of September 27, 2011. The interests of our Chief Executive Officer may differ from the interests of other stockholders. As a result, Mr. Cinnamon’s voting power may have a significant influence on the outcome of virtually all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

●	election of our directors;
●	the amendment of our Certificate of Incorporation or By-laws; and
●	the merger of our company or the sale of our assets or other corporate transaction.

Mr. Cinnamon’s stock ownership may discourage a potential acquirer from seeking to acquire shares of our common stock or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We are subject to the reporting requirements of the federal securities laws, which impose additional burdens on us

We are a public reporting company and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002. As a public company, these rules and regulations result in increased compliance costs and make certain activities more time consuming and costly.

Our Certificate of Incorporation authorizes our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of new series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of new series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Risks Relating to This Offering

We may need additional capital in the future to fund the growth of our business, and financing may not be available.

Our currently available capital resources and cash flows from operations may be insufficient to meet our working capital and capital expenditure requirements. Our cash requirements will depend on numerous factors, including the rate of growth of our sales, the timing and levels of products purchased, payment terms and credit limits from manufacturers, the availability and terms of asset-based credit facilities, the timing and level of our accounts receivable collections, and our ability to manage our business profitability.

We may need to raise additional funds through public or private debt or equity financings or enter into new asset-based or other credit facilities, but such financings may dilute our stockholders. We cannot assure you that any additional financing that we may need will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to competitive pressures. In any such case, our business, operating results or financial condition could be materially adversely affected.

Our management team will have broad discretion over the use of the net proceeds from this offering.

Our management will use their discretion to direct the net proceeds from this offering.  We intend to use the net proceeds for general corporate purposes.  General corporate purposes may include capital expenditures, future acquisitions, working capital and repayment of debt.  Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

Investors in this offering will experience immediate and substantial dilution

The public offering price of the securities offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of our common stock.  Therefore, if you purchase any shares of our common stock upon exercise of the warrants in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock.  If the holders of outstanding options or warrants exercise those options or warrants at prices below the public offering price, you will incur further dilution.

There is no public market for the warrants to purchase common stock in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange or for quotation on the NASDAQ Capital Market. Without an active market, the liquidity of the warrants will be limited.

Our stock price is volatile, and you may not be able to resell your shares at or above the offering price.

The market price of our common stock has been, and we expect will continue to be, subject to significant volatility.  The value of our common stock may decline regardless of our operating performance or prospects.  Factors affecting our market price include:

•	our perceived prospects;
•	variations in our operating results and whether we have achieved key business targets;
•	changes in, or our failure to meet, revenue estimates;
•	changes in securities analysts’ buy/sell recommendations;
•	differences between our reported results and those expected by investors and securities analysts;
•	announcements of new contracts by us or our competitors;
•	reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and
•	general economic, political or stock market conditions.

Future sales of common stock by our existing stockholders may cause our stock price to fall.

The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. As of September 28, 2011, we had 13,519, 358 shares of common stock outstanding (which includes 166,286 unvested shares of restricted stock granted to our Board of Directors and our employees), 2,273 shares of Series B Preferred Stock that are convertible into 2,557,125 shares of common stock (based on an adjusted conversion price of $0.80 per share of common stock) and we had warrants to purchase 3,937,267 shares of common stock and options to purchase 972,254 shares of common stock outstanding.

All of the shares of common stock issuable upon exercise of our outstanding vested options will be freely tradable without restriction under the federal securities laws unless purchased by our affiliates. The shares of common stock issuable upon exercise of our outstanding warrants are generally covered (or will be covered) by effective registration statements which permit the underlying shares issuable upon their exercise to be freely tradable in the public market.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future.  Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.  In addition, our debt agreement prohibits the payment of cash dividends or other distributions on any of our capital stock except dividends payable in additional shares of capital stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus (including any document incorporated by reference herein or therein) include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.  Forward-looking statements involve risks and uncertainties including, without limitation, our ability to raise capital to finance our operations, the effectiveness, profitability and the marketability of our services, our ability to protect our proprietary information, general economic and business conditions, the impact of technological developments and competition, adverse results of any legal proceedings, the impact of current, pending or future legislation and regulation of the solar power industry, our ability to enter into acceptable relationships with one or more manufacturers for solar panel components and the ability of such contract manufacturers to manufacture products or components of an acceptable quality on a cost-effective basis, our ability to attract or retain qualified senior management personnel, including sales and marketing and technical personnel and other risks detailed from time to time in our filings with the SEC.  We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In this prospectus supplement and the accompanying prospectus (including any documents incorporated by reference herein or therein), words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “intends,” “potential,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.

Our actual results and the timing of certain events may differ materially from the results discussed, projected, anticipated or indicated in any forward-looking statements.  Any forward-looking statement should be considered in light of factors discussed under “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus (including any documents incorporated by reference herein or therein).

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  We disclaim any obligation, except as specifically required by law and the rules of the Securities and Exchange Commission, to publicly update or revise any such statements to reflect any change in company expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of Units to be offered by this prospectus supplement will be approximately $378,000, after deducting the estimated expenses of this offering.  In addition, if the Series M Warrants offered by this prospectus supplement are fully exercised for cash, we will receive additional proceeds of approximately $263,250.

We intend to use the net proceeds for general corporate purposes.  General corporate purposes may include capital expenditures, future acquisitions, working capital and repayment of debt.  We may invest the net proceeds temporarily until we use them for their stated purpose.

DIVIDEND POLICY

To date, we have paid no cash dividends to our shareholders and we do not intend to pay cash dividends in the foreseeable future.

CAPITALIZATION

The following table summarizes our cash position and capitalization as of June 30, 2011 on an actual basis and as adjusted to reflect (i) the sale of 500,000 shares of our common stock, at a price of $0.80 per share offered hereby, (ii) the sale of 990,099 shares of our common stock on August 16, 2011, at a price of $1.01 per share, after deducting the expenses of the offering and (iii) the issuance of 686,600 shares of our common stock as a result of the conversion of 1,317 shares of Series B Preferred. Amounts shown exclude any potential exercise of warrants or the impact of further conversion of preferred stock to common stock. You should read this information in conjunction with our consolidated financial statements and the related notes beginning on page 30 of our Annual Report on Form 10-K for the year ended December 31, 2010 and on page 2 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which we have filed with the SEC.

	As of June 30, 2011
	Actual	As Adjusted
	(unaudited)	(unaudited)
Cash and cash equivalents	$2,288,362	$3,611,362
Restricted cash	—	—
Total cash position	$2,288,362	$3,611,362
Long term debt, including current portion and warrant liability	$1,868,624	$1,913,624
Preferred stock, $0.001 par value; 1,000,000 shares authorized; 3,590 Series B redeemable convertible preferred stock outstanding	1,202,920	—
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; 2,273 Series B redeemable convertible preferred stock outstanding, as amended and reclassified	$—	$761,669
Common stock, $0.001 par value, 100,000,000 shares authorized; 11,797,644 shares issued and outstanding, actual; 13,974,303 shares issued and outstanding, as adjusted	11,797	13,974
Additional paid-in capital	68,521,874	70,238,948
Accumulated deficit	(67,386,979)	(67,386,979)
Total stockholders’ equity	1,146,692	3,627,612
Total capitalization	$4,218,236	$5,541,236

Effective August 23, 2011, we amended the terms of the Series B Preferred to implement revisions that cause the balance sheet value associated with the Series B Preferred to be treated as stockholders’ equity, rather than as “mezzanine” equity, for accounting purposes.  The changes we adopted are described in our report on Form 8-K filed with the SEC on August 24, 2011.

Amounts representing common stock outstanding on June 30, 2011 include 200,422 unvested shares of restricted stock granted to our employees and exclude the following:

•
shares of our common stock that are issuable upon conversion of our Series B Preferred - at June 30, 2011 there were 3,590 outstanding shares of Series B Preferred, then convertible into 1,795,000 shares of our common stock based on the original conversion price of $1.80 per share, and at September 27, 2011 there were 2,273 outstanding shares of Series B Preferred, convertible into 2,557,125 shares of our common stock based on an adjusted conversion price of $0.80 per share.  Since June 30, 2011, 686,600 shares of common stock have been issued upon conversion of 1,317 shares of Series B Preferred.

•	992,254 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans, at a weighted average exercise price of $6.08 per share;

•	3,264,000 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $5.59; and

•	2,305,980 additional shares of common stock reserved for future issuance under our 2006 Incentive Stock Plan.

As a result of the sale of the Units, (i) pursuant to the terms of the outstanding Series B Preferred, the conversion price of the Series B Preferred will be reduced from $1.01 per share of common stock to become $0.80 per share of common stock, and (ii) pursuant to the terms of the outstanding Series K Warrants to purchase 1,700,002 shares of common stock, the exercise price per share of those warrants will be reduced from $1.01 per share of common stock to become $0.80 per share of common stock.

DILUTION

If you invest in our Units, your ownership interest will be diluted by the difference between the price per share you pay and the net tangible book value per share of our common stock immediately after this offering.  Our net tangible book value as of June 30, 2011 was approximately $2,271,200, or $0.193 per share of our common stock.  Our net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of June 30, 2011.

After the sale of (i) 500,000 shares of our common stock offered hereby, at a price of $0.80 per share, (ii) 990,099 shares of our common stock on August 16, 2011, at a price of $1.01 and (iii) the issuance of 686,600 shares of our common stock as a result of the conversion of 1,317 shares of Series B Preferred, our net tangible book value as of June 30, 2011 would have been approximately $3,549,200, or $0.254 per share of our common stock. This amount excludes any potential exercise of the warrants or the impact of further conversion of preferred stock to common stock.  This amount represents an increase in net tangible book value of $0.061 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.546 per share to new investors purchasing securities in this offering.  We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the assumed public offering price per Unit.  The following table illustrates the dilution in net tangible book value per share to new investors.

Assumed public offering price per share		$0.800

Net tangible book value per share as of June 30, 2011	$0.193
Increase in net tangible book value per share attributable to this offering	$0.061
Adjusted net tangible book value per share as of June 30, 2011 after giving effect to this offering		$0.254

Dilution in net tangible book value per share to new investors		$0.546

The foregoing table is based on 11,797,644 shares of common stock outstanding as of June 30, 2011 (which includes 200,422 unvested shares of restricted stock granted to our employees) and does not take into effect further dilution to new investors that could occur as follows:

•
further shares of our common stock are issuable upon conversion of our Series B Preferred.  At June 30, 2011 there were 3,590 outstanding shares of Series B Preferred, then convertible into 1,795,000 shares of our common stock based on the original conversion price of $1.80 per share, and at September 27, 2011 there were 2,273 outstanding shares of Series B Preferred, convertible into 2,557,125 shares of our common stock based on an adjusted conversion price of $0.80 per share.  Since June 30, 2011, 686,600 shares of common stock have been issued upon conversion of 1,317 shares of Series B Preferred.

•	992,254 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans, at a weighted average exercise price of $6.08 per share;

•	3,264,000 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $5.59; and

•	2,305,980 additional shares of common stock reserved for future issuance under our 2006 Incentive Stock Plan.

As a result of the sale of the Units, (i) pursuant to the terms of the outstanding Series B Preferred, the conversion price of the Series B Preferred will be reduced from $1.01 per share of common stock to become $0.80 per share of common stock, and (ii) pursuant to the terms of the outstanding Series K Warrants to purchase 1,700,002 shares of common stock, the exercise price per share of those warrants will be reduced from $1,01 per share of common stock to become $0.80 per share of common stock.

To the extent options or warrants outstanding as of June 30, 2011 have been or may be exercised or other shares are issued, there may be further dilution to new investors.

DESCRIPTION OF WARRANTS

The warrants in this offering will be issued pursuant to a securities purchase agreement between an institutional accredited investors and us. You should review a copy of the form of securities purchase agreement, and the form of warrant, which have been filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission in connection with this offering, on September 28, 2011, for a complete description of the terms and conditions applicable to the warrants. The following is a brief summary of the warrants and is subject in all respects to the provisions contained in the warrants.

Series M Warrants.

The Series M Warrants represent the right to purchase the specified number of shares of common stock at an exercise price of $0.81 per share.  Each Series M Warrant may be exercised on or after the date that is six months days after the date of issuance and thereafter remains exercisable through and including the date that is five years from the date of exercisability.

We will not effect any exercise if after giving effect to the issuance after exercise, the holder, together with its affiliates and any person acting as a group with such holder, would beneficially own in excess of 4.99% of our outstanding common stock, except as otherwise elected by a warrant holders provided in the warrant agreement.

The exercise price and the number of shares underlying the Series M Warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations, subsequent rights offerings, pro rata distributions, or similar events affecting our common stock. In addition, in the event we consummate any transaction effecting a disposition of all or substantially all of our assets, purchase offer, tender offer or exchange offer accepted by the holders of 50% or more of our outstanding common stock, reclassification, reorganization or recapitalization, spin off event or other stock or share purchase agreement or other business combination, whereby more than 50% of our outstanding shares are acquired (each a “Fundamental Transaction”), in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the Series M Warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised such warrants immediately prior to such reorganization event.  In addition, in the event of any Fundamental Transaction completed for cash, as a transaction under Rule 13e-3 of the Securities Exchange Act of 1934, or involving a person not trading on a national securities exchange, then the holder of the warrant has the right to require us to purchase the warrant for an amount of cash equal to the result of a formulaic equation.

No fractional shares of common stock will be issued in connection with the exercise of a Series M Warrants. In lieu of fractional shares, we will at our election either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.  If we fail to timely deliver certificates following exercise of a Series M Warrant, we will be obligated for liquidated damages and compensation for any purchases made by the holder to cover any shares not timely delivered.

A Series M Warrant may be transferred by a holder without our consent, upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the warrant) and upon payment of any necessary tax or other governmental charge imposed upon such transfer.

The Series M Warrants will not be listed on any securities exchange or automated quotation system and we do not intend to arrange for any exchange or quotation system to list or quote the warrants.

Series L Warrants Amendment.

As a result of the securities purchase agreement referred to in the foregoing section -“Description of Warrants”- we agreed to amend the terms of the Series L Warrants that remain outstanding such that the exercise price of the Series L Warrants is reduced to $0.81 per share.  In addition, each of the Series L Warrants is modified so that it is (i) not exercisable for six months from the date of initial issuance of the Units, and (ii) the expiration date of the warrant is extended such that the warrant is exercisable for five years from the delayed initial exercise date.  The outstanding Series L Warrants represent the right to purchase up to an aggregate of 643,564 shares of  our common stock.  All other terms and conditions of the Series L Warrants shall remain the same.  For a further description of our Series L Warrants, please see our Rule 424(b)(5) prospectus supplement filed on August 18, 2011.

OVERVIEW OF FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Our primary capital requirement is to fund purchases of solar panels and inverters. Significant sources of liquidity are cash on hand, cash flows from operating activities, working capital and proceeds from equity financings. Additional information regarding our financial condition, liquidity and capital resources is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, filed with the SEC, as well as any updates thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety.

PLAN OF DISTRIBUTION

We are offering the Shares and the Series M Warrants directly to an institutional accredited investor.  A confirmation and definitive prospectus will be distributed to such investor.

There is no involvement by any placement agents in connection with this offering of Shares and the Series M Warrants.

The estimated offering expenses payable by us are approximately $22,000, which includes legal, accounting, and printing costs and various other fees associated with registering and listing the shares of common stock.  After deducting our estimated offering expenses, we expect the net proceeds from this offering to be approximately $378,000.

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “WEST.”

LEGAL MATTERS

Certain legal matters relating to the validity of the Units offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by DLA Piper LLP (US).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act of 1933, as amended, to register the securities offered by this prospectus supplement.  However, this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement.  We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

As a public company, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any of our materials on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, as well as at the SEC’s regional office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036.  Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

PROSPECTUS
$30,000,000

AKEENA SOLAR, INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS TO PURCHASE COMMON STOCK, PREFERRED STOCK OR DEBT SECURITIES

UNITS

We may from time to time in one or more offerings offer and sell up to $30,000,000 aggregate dollar amount of common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. We will provide the specific terms for each of these securities in supplements to this prospectus. We may sell these securities to or through underwriters or dealers and also to other purchasers or through agents. We will set forth the names of any underwriters, dealers or agents in the accompanying prospectus supplement applicable to the sale of such securities. You should read carefully this prospectus and any supplement before you invest.

Where necessary, the applicable prospectus supplement will contain information about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

Our common stock is listed on the NASDAQ Capital Market under the symbol “AKNS.”  On January 26, 2009, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.00.

Investing in any of our securities involves risk. You should carefully consider the discussion regarding risk factors beginning on page 6 of this prospectus before you make an investment in the securities.

This prospectus may not be used to offer or sell any securities unless it is accompanied by the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC”, using a “shelf” registration process. Under this shelf registration process, we may from time to time in one or more offerings sell common stock, preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities, in one or more offerings up to a total dollar amount of $30,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in any accompanying prospectus supplement or any related free writing prospectus we may authorize to be delivered to you any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement or any related free writing prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or any other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

The terms “Akeena Solar,” “we,” “us,” “our,” and the “Company” refer only to Akeena Solar, Inc.

________________________________

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully and any accompanying documents incorporated by reference before making an investment decision.

About Akeena Solar, Inc.

Akeena Solar is a leading designer and integrator of solar power systems. We market, sell, design and install systems for residential and commercial customers, sourcing components (such as solar modules and inverters) from manufacturers such as Suntech, Kyocera, SMA and Fronius. We currently service customers in California, Colorado, Connecticut, Hawaii, New York, New Jersey and Pennsylvania. According to data compiled by the California Energy Commission and the New Jersey Clean Energy Program, over the past three years Akeena Solar has been one of the largest national integrators of residential and small commercial solar power systems in the United States. To date, we have installed approximately 3,000 solar power systems. Since the commencement of our operations in 2001, our sales have steadily grown, reaching approximately $7.2 million in 2005, $13.4 million in 2006, $32.2 million in 2007 and $29.9 million in the first three quarters of 2008.

Akeena Solar was formed on February 23, 2001 as a California corporation under the name “Akeena, Inc.” and reincorporated as a Delaware corporation on June 2, 2006, at which time its name was changed to “Akeena Solar, Inc.” On August 11, 2006, we entered into a reverse merger transaction (the “Merger”) with Fairview Energy Corporation, Inc. (“Fairview”). Fairview had been in the development stage and had not commenced business operations prior to the Merger. Since the stockholders of Akeena Solar owned a majority of the outstanding shares of Fairview common stock immediately following the Merger, and the management and board of Akeena Solar became the management and board of Fairview immediately following the Merger, the Merger was accounted for as a reverse merger transaction and Akeena Solar was deemed to be the acquirer.

Our corporate headquarters are located at 16005 Los Gatos Boulevard, Los Gatos, California 95032. Additional offices are located in Fresno (Clovis), Lake Forest, Palm Springs, San Diego, Santa Rosa and Thousand Oaks, California, Denver, Colorado, and Milford, Connecticut. We maintain installation offices at all of these facilities. Our telephone number is (408) 402-9400. Additional information about Akeena Solar is available on our website at http://www.akeena.com. The information on our web site is not incorporated herein by reference.

SECURITIES WE MAY OFFER

With this prospectus, we may offer common stock, preferred stock, debt securities and warrants, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. The aggregate initial offering price of all securities we sell in the primary offering under this prospectus will not exceed $30,000,000. If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into or exercisable for our common stock. Holders of our common stock are entitled to such dividends as our board of directors may declare from time to time out of legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that are outstanding or that we may issue in the future. Currently, we do not pay any dividends. Each holder of our common stock is entitled to one vote per share. Holders of our common stock have no preemptive rights. In this prospectus, we provide a general description of, among other things, our dividend policy and the rights and restrictions that apply to holders of our common stock.

Preferred Stock

We may issue shares of preferred stock in one or more classes or series. Our board of directors or a committee designated by our board of directors will determine the dividend, voting and conversion rights and other provisions at the time of sale. The particular terms of each class or series of preferred stock, including redemption privileges, liquidation preferences, voting rights, dividend rights and/or conversion rights, will be more fully described in the applicable prospectus supplement relating to the preferred stock offered thereby.

Debt Securities

We may offer general debt obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities.”  We may issue debt securities under a note purchase agreement or under an indenture to be entered between us and a trustee; forms of the indentures are included as exhibits to the registration statement of which this prospectus is a part. The indenture does not limit the amount of securities that may be issued under it and provides that debt securities may be issued in one or more series. The senior debt securities will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be subordinated to our senior debt on terms set forth in the applicable prospectus supplement. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred stockholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered. This prospectus contains only general terms and provisions of the debt securities. The applicable prospectus supplement will describe the particular terms of the debt securities offered thereby.

Warrants

We may offer warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. We may issue the warrants by themselves or together with debt securities, preferred stock or common stock and the warrants may be attached to or separate from any offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. Our board of directors will determine the terms of the warrants. This prospectus contains only general terms and provisions of the warrants. The applicable prospectus supplement will describe the particular terms of the warrants being offered thereby.

RISK FACTORS

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and in our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008 filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety. Each of these risk factors could have a material adverse affect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (collectively, the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on our current expectations and beliefs, including estimates and projections about our industry. Forward-looking statements may be identified by use of terms such as “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “believes” and similar expressions, although some forward-looking statements are expressed differently. Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from management’s current expectations. Such risks and uncertainties include those referenced herein under “Risk Factors.” The forward-looking statements in this prospectus speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time.

Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to read any further disclosures we make on related subjects in our Form 10-K, Form 10-Q and Form 8-K reports to the Securities and Exchange Commission. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include the repayment or refinancing of indebtedness or the acquisition of complementary products or businesses. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose.

When we offer a particular series of securities, we will describe the intended use of the net proceeds from that offering in a prospectus supplement. The actual amount of net proceeds we spend on a particular use will depend on many factors, including, our future revenue growth, if any, our future capital expenditures and the amount of cash required by our operations. Many of these factors are beyond our control. Therefore, we will retain broad discretion in the use of the net proceeds.

RATIO OF EARNINGS TO FIXED CHARGES

We present below our ratio of earnings to fixed charges. Earnings available to cover fixed charges consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rental expense we believe to be representative of interest.

			Year Ended December 31,
	Nine months ended September 30, 2008		2007		2006		2005	2004	2003
Earnings available to cover fixed charges	$(14,739,788)		$(10,757,960)		$(1,712,693)		$42,041	$180,047	$27,795

Fixed charges(1)	$430,410		$288,819		$96,548		$40,189	$24,036	$18,021

Ratio of earnings to fixed charges		(2)		(2)		(2)	1.0	7.5	1.5

(1)	Consists of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor.

(2)	Not meaningful.

SECURITIES WE MAY OFFER

We may offer shares of common stock, shares of preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. We may offer up to $30,000,000 of securities under this prospectus. If securities are offered as units, we will describe the terms of the units in a prospectus supplement.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that we may offer pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and our By-Laws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any prospectus supplement. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement are qualified in their entirety by reference to our certificate of incorporation and our By-Laws.

Authorized Capitalization

We have 51,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of January 5, 2009, we had 29,345,993 shares of common stock outstanding and no shares of preferred stock outstanding. The authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable. The shares of common stock offered by this prospectus or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.

Our common stock is listed on the NASDAQ Capital Market under the symbol “AKNS.”  Empire Stock Transfer, Inc. is the transfer agent and registrar for our common stock. Empire Stock Transfer, Inc.’s address is 2470 St. Rose Parkway, Suite 304, Henderson, NV 89074, and their telephone number is (702) 818-5898.

Preferred Stock

Our certificate of incorporation permits us to issue up to 1,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. Although it has no present intention to do so, our board of directors may issue preferred stock with terms that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.

The following description sets forth certain general terms and provisions of the preferred stock we may issue. If we offer convertible preferred stock, such stock will be convertible into shares of our common stock. With respect to any convertible preferred stock or preferred stock (each referred to herein as preferred stock) we may choose to offer, the specific designations and rights will be described in the prospectus supplement relating to the preferred stock offered, including the following terms. Each time that we issue a new series of preferred stock, we will file with the Delaware Secretary of State and with the SEC a definitive certificate of designations which will state the designation, powers, preferences, rights and qualifications, limitations and restrictions of that series of preferred stock. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms may include:

•	the designation of the series, which may be by distinguishing number, letter or title;

•
the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	the price at which the preferred stock will be issued;

•
the dividend rate, the dates on which the dividends will be payable, if any, whether dividends shall be cumulative or noncumulative and other terms relating to the payment of dividends on the preferred stock;

•	the redemption rights and price or prices, if any, for shares of the series;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms and amount of such sinking fund provided for the purchase or redemption of shares of the series;

•
the amounts payable on shares of the series, and the special or relative rights of such shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•
whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	any listing of the preferred stock on any securities exchange;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Any prospectus supplement that we file in connection with an offering of preferred stock will describe all material terms of such series of preferred stock, including the rights to obtain common stock, if any, issuable upon conversion of such preferred stock. However, the description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of amendment to our certificate of incorporation relating to the applicable series of preferred stock, together with our By-Laws. The registration statement of which this prospectus forms a part currently does or will in the future include the certificate of amendment and our By-Laws as exhibits or incorporate them by reference.

The preferred stock will, if and when issued, be fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our By-Laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and By-Laws.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

“Blank check” Preferred Stock. Our certificate of incorporation permits us to issue up to 1,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. Although it has no present intention to do so, our board of directors may issue preferred stock with special voting rights or terms that could adversely affect the voting power of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or to make removal of management more difficult. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

Stockholder Action by Written Consent. Our By-Laws provide that a special meeting of stockholders may be called only by the chairman of the board, a majority of the entire board of directors or any officer instructed by the directors to call the meeting. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given. Our By-Laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may issue may constitute debentures, notes, bonds or other evidences of indebtedness of Akeena Solar, to be issued in one or more series, which may include senior debt securities, and subordinated debt securities. The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

Debt securities that we may issue may be issued under a senior indenture between us and a trustee, or a subordinated indenture between us and a trustee. We have filed forms of the indentures as exhibits to the registration statement of which this prospectus is a part. For ease of reference in this section, we refer to the indentures collectively as the “indenture.”  If we enter into any revised indenture or indenture supplement, we will file a copy of that supplement with the SEC.

THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE. IT DOES NOT RESTATE THE INDENTURE IN ITS ENTIRETY. THE INDENTURE IS GOVERNED BY THE TRUST INDENTURE ACT OF 1939. THE TERMS OF THE DEBT SECURITIES INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT. WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE DEBT SECURITIES.

The indenture contains no covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

Information You Will Find in the Prospectus Supplement

The indenture provides that we may issue debt securities from time to time in one or more series by resolution of our board of directors or by means of a supplemental indenture and that we may denominate the debt securities and make them payable in foreign currencies. The indenture does not limit the aggregate principal amount of debt securities that can be issued thereunder. The prospectus supplement for a series of debt securities will provide information relating to the terms of the series of debt securities being offered, which may include:

•	the title and denominations of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;

•	the dates from which such interest shall accrue or the method by which such dates shall be determined and the basis upon which interest shall be calculated;

•
the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payments periods;

•	the place or places where the principal and interest on the series of debt securities will be payable;

•	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•
our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;

•
the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other securities, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

•
if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•
if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;

•
the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;

•
the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy or the method by which such portion or amount shall be determined;

•	whether the debt securities of the series will be secured or guaranteed and, if so, on what terms;

•	any addition to or change in the events of default with respect to the debt securities of the series;

•	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;

•	the subordination, if any, of the debt securities of the series and terms of the subordination;

•	any other terms of the debt securities of the series; and

•
whether securities of the series shall be issuable as registered securities or bearer securities (with or without interest coupons), and any restrictions applicable to the offering, sale or delivery of such bearer securities and the terms upon which such bearer securities of a series may be exchanged for registered securities, and vice versa.

Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities, the indenture, and the prospectus supplement. We will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture, any board resolution establishing such debt securities and any applicable indenture supplement. Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

Senior Debt

We may issue senior debt securities under the indenture and any coupons that will constitute part of our senior debt. Unless otherwise set forth in the applicable indenture supplement or in any board resolution establishing such debt securities and described in a prospectus supplement, the senior debt securities will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured debt. The senior debt securities will be senior to all of our subordinated debt and junior to any secured debt we may incur as to the assets securing such debt.

Subordinated Debt

We may issue subordinated debt securities under the indenture and any coupons that will constitute part of such subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture and any applicable indenture supplement, to all of our senior indebtedness.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness, if any, outstanding as of the end of our most recent fiscal quarter.

Interest Rate

Debt securities that bear interest will do so at a fixed rate or a floating rate. We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate. The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

•	any discounted debt securities; and

•	any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Registered Global Securities

We may issue registered debt securities of a series in the form of one or more fully registered global securities. We will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series. The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities. Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; and

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of that series of debt securities to be represented by a registered global security. We anticipate that the following provisions will generally apply to all depositary arrangements.

Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary. These persons are referred to as “participants.” Any underwriters, agents or debtors participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited. Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security. The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants. Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants. These records will be the only means to transfer beneficial ownership in a registered global security.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

•	may not have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•	will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

We understand that, under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payment of Interest on and Principal of Registered Global Securities

We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security. None of Akeena Solar, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security;

•	maintaining, supervising, or reviewing any records relating to beneficial ownership interests;

•	the payments to beneficial owners of the global security of amounts paid to the depositary or its nominee; or

•	any other matter relating to the actions and practices of the depositary, its nominee or any of its participants.

We expect that the depositary, upon receipt of any payment of principal, premium or interest in respect of the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices. This is currently the case with the securities held for the accounts of customers registered in “street name.”  Such payments will be the responsibility of participants.

Exchange of Registered Global Securities

We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:

•
the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act; and

•	we do not appoint a successor depositary within 90 days.

In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities. In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Our Covenants

The indenture includes covenants by us, including among other things that we will make all payments of principal and interest at the times and places required. The board resolution or supplemental indenture establishing each series of debt securities may contain additional covenants, including covenants which could restrict our right to incur additional indebtedness or liens and to take certain actions with respect to our businesses and assets.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued under the indenture:

•	failure to pay when due any interest on any debt security of that series that continues for 30 days;

•	failure to pay when due the principal of, or premium, if any, on, any debt security of that series;

•	default in the payment of any sinking fund installment with respect to any debt security of that series when due and payable;

•
failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 90 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to which the covenant or agreement relates;

•	certain events of bankruptcy, insolvency or similar proceedings affecting us and our subsidiaries; and

•	any other event of default specified in any supplemental indenture under which such series of debt securities is issued.

Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if any event of default shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series. Upon certain events of bankruptcy, insolvency or similar proceedings affecting us, the principal, premium, if any, and interest on all debt securities of each series shall be immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of each affected series of debt securities may waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured, waived or otherwise remedied.

No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security.

Supplemental Indentures

We and the trustee may, at any time and from time to time, without prior notice to or consent of any holders of debt securities after issuance of such debt securities, enter into one or more supplemental indentures to, among other things:

•	secure any series of debt securities;

•	add any additional Events of Default;

•	to evidence for the succession of another corporation to us and the assumption by such successor of our covenants and obligations in the indenture and the debt securities;

•	surrender any right or power conferred upon us under the indenture or to add to our covenants for the protection of the holders of all or any series of debt securities;

•
cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, so long as any such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•
add or change or eliminate any of the provisions of the indenture to the extent necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•
change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior to the execution of such supplemental indenture;

•	evidence and provide for the acceptance of appointment by a successor or separate trustee; and

•	establish the form or terms of debt securities of any series, in accordance with the indenture.

With the consent of the holders of at least a majority in principal amount of debt securities of each series affected by such supplemental indenture (each series voting as one class), we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.

Notwithstanding our rights and the rights of the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series as described above, no such supplemental indenture to be entered into after issuance of the debt securities shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:

•	change the final maturity of the principal of, or any installment of interest on, any debt securities;

•	reduce the principal amount of any debt securities or the rate of interest on any debt securities;

•	change the currency in which any debt securities are payable;

•	release any security interest that may have been granted with respect to such debt securities;

•	impair the right of the holders to conduct a proceeding for any remedy available to the trustee;

•	reduce the percentage in principal amount of any series of debt securities whose holders must consent to an amendment or supplemental indenture;

•	modify the ranking or priority of the securities;

•	reduce any premium payable upon the redemption of any debt securities or change the time at which any debt security may be redeemed; or

•	make any change that adversely affects the relative rights of holders of subordinated debt securities with respect to senior debt securities.

Satisfaction and Discharge of the Indenture; Defeasance

Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we, at our election, may discharge the indenture and the indenture shall generally cease to be of any further effect with respect to that series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions) or (b) all debt securities of that series not previously delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee the entire amount sufficient to pay at maturity or upon redemption all such debt securities.

In addition, we have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if we irrevocably deposit in trust with the trustee cash or U.S. government obligations (as defined in the indenture) for the payment of principal, premium, if any, and interest with respect to such debt securities to maturity or redemption, as the case may be. In addition, to exercise either of our defeasance options, we must comply with certain other conditions, including the delivery to the trustee of an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling from the Internal Revenue Service or other change in applicable Federal income tax law).

The trustee will hold in trust the cash or U.S. government obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series. In the case of subordinated debt securities, the money and U.S. government obligations held in trust will not be subject to the subordination provisions of the indenture.

Mergers, Consolidations and Certain Sales of Assets

Under the proposed form of indenture, we may not (1) consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or (2) transfer, lease or dispose of all or substantially all of our assets to any other person or entity unless:

•
the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States or any state thereof and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, all of our obligations under the debt securities and the indenture;

•
immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee entity as a result of such transaction as having been incurred by such entity at the time of such transaction), no default or event of default would occur or be continuing; and

•
we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

 No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, incorporator or stockholder of Akeena Solar, as such, shall have any liability for any obligations of Akeena Solar under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of his, her, or its status as director, officer, incorporator or stockholder of Akeena Solar. By accepting a debt security, each holder waives and releases all such liability, but only such liability. The waiver and release are part of the consideration for issuance of the debt securities. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

Conversion or Exchange Rights

Any debt securities issued under the indenture may be convertible into or exchangeable for shares of our equity securities. The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement. Such terms may include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or that of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Concerning the Trustee

The indenture provides that there may be more than one trustee with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which it is the trustee under an indenture. Any trustee under the indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of (including authentication and delivery on original issuance of the debt securities), the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee.

The indenture contains limitations on the right of the trustee, should it become a creditor of Akeena Solar, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. If the trustee acquires an interest that conflicts with any duties with respect to the debt securities, the trustee is required to either resign or eliminate such conflicting interest to the extent and in the manner provided by the indenture.

Limitations on Issuance of Bearer Debt Securities

Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Investors should consult the relevant prospectus supplement, in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

DESCRIPTION OF WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a securities warrant agent. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of securities warrants or beneficial owners of securities warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. The securities warrant agreement, together with the terms of securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific securities warrants.

The particular terms of any issue of securities warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Securities warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only. Securities warrants will be issued in registered form only.

Each securities warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

After the close of business on the expiration date, unexercised securities warrants will become void. We will specify the place or places where, and the manner in which, securities warrants may be exercised in the applicable prospectus supplement.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any securities warrants to purchase debt securities, preferred stock or common stock, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including (i) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture, or (ii) in the case of securities warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including, but not limited to:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock and Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

The maximum commission or discount to be received by any agent or underwriter will not be greater than eight percent (8%) of the maximum gross proceeds of the securities that may be sold under this prospectus.
Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter. Only underwriters we name in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Capital Market. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Making

Any underwriters who are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in the securities on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the Securities and Exchange Commission to register the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission and these reports, proxy statements, and other information can be inspected on the Internet site maintained by the SEC at http://www.sec.gov and at http://akeena.net/cm/Investor%20Relations/Home.html.

We are also subject to the information and periodic reporting requirements of the Exchange Act of 1934. We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission to comply with the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and any information that we file subsequent to this prospectus with the Securities and Exchange Commission will automatically update and supersede this information. Our Exchange Act reports are filed under Securities and Exchange Commission file number 0001347452. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 19, 2008 and as amended on Form 10-KSB/A filed on September 12, 2008;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2008 filed with the Securities and Exchange Commission on May 14, 2008;

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2008 filed with the Securities and Exchange Commission on August 12, 2008;

•	Our Quarterly Report on Form 10-Q for the period ended September 30, 2008 filed with the Securities and Exchange Commission on November 14, 2008;

•	The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on September 21, 2007;

•	Our definitive proxy statement filed with the Securities and Exchange Commission on September 11, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2008.

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2008; and

•	Our Current Report on Form 8-K filed with the Securities Exchange Commission on December 16, 2008.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus. These documents that we file later with the Securities and Exchange Commission and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, at no cost to the requesting party, upon request to us in writing or by telephone using the following information:

Akeena Solar, Inc.
Attention: General Counsel
16005 Los Gatos Boulevard
Los Gatos, California  95032
(408) 402-9400

EXPERTS

The consolidated financial statements of Akeena Solar, Inc. as of December 31, 2007 and 2006 and for the years then ended have been included in this prospectus in reliance upon the report of Burr, Pilger & Mayer LLP, independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

DLA Piper LLP (US) has passed on the validity of the securities being offered in this prospectus and counsel named in the applicable prospectus supplement will pass upon legal matters for any underwriters, dealers or agents.

Akeena Solar, Inc.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

AND UNITS

PROSPECTUS

January 30, 2009

500,000 Shares of Common Stock

Series M Warrants to Purchase 325,000 Shares of Common Stock

325,000 Shares of Common Stock Underlying the Series M Warrants

Common Stock
Series M Warrants

PROSPECTUS SUPPLEMENT

September 30, 2011